FILED PURSUANT TO RULE 433 UNDER THE SECURITIES ACT OF 1933
ISSUER FREE WRITING PROSPECTUS DATED SEPTEMBER 9, 2020
RELATING TO PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 9, 2020
TO PROSPECTUS DATED AUGUST 21, 2020
REGISTRATION STATEMENT NO. 333-242483

1050 - 400 Burrard Street Vancouver, British Columbia, Canada V6C 3A6 Email: chris@integraresources.com

FOR IMMEDIATE RELEASE	TSXV:ITR ; NYSE American: ITRG
September 9, 2020

INTEGRA RESOURCES ANNOUNCES US$20 MILLION BOUGHT DEAL FINANCING

Vancouver, September 9, 2020 - Integra Resources Corp. ("Integra" or the "Company") (TSX-V:ITR; NYSE American:ITRG) is pleased to announce that it has entered into an agreement with a syndicate of underwriters led by Raymond James Ltd. (the "Underwriters"), pursuant to which the Underwriters have agreed to purchase, on a bought deal basis, 5,900,000 common shares of the Company (the "Common Shares") at a price of US$3.40 per Common Share (the "Issue Price"), for total gross proceeds of US$20,060,000 (the "Offering"). The Company will also grant to the Underwriters an over-allotment option (the "Over-Allotment Option") to purchase up to 885,000 additional Common Shares at the Issue Price. The Over-Allotment Option will be exercisable in whole or in part at any time for a period ending 30 days following the closing.

Coeur Mining, Inc., which currently holds approximately 4.8% of the issued and outstanding Common Shares, has indicated an interest in purchasing as a part of the Offering at the Issue Price a number of Common Shares that allows it to maintain its percentage ownership interest in the Company, in accordance with its participation right.

The Company filed a preliminary prospectus supplement on September 9, 2020 (the "Preliminary Supplement") to its short form base shelf prospectus dated August 21, 2020 (the "Base Shelf Prospectus"). The Company intends to file a final prospectus supplement (the "Final Supplement" and, together with the Preliminary Supplement, the "Supplements") to its Base Shelf Prospectus on or about September 10, 2020. The Supplements will be filed with the securities regulatory authorities in each of the provinces and territories of Canada, except Quebec. The Supplements will also be filed with the U.S. Securities and Exchange Commission ("SEC") as part of the Company's Registration Statement on Form F-10 (File No. 333-242483) in accordance with the Multijurisdictional Disclosure System established between Canada and the United States.

The Company intends to use the net proceeds to fund exploration and pre-feasibility study expenditures at the DeLamar Project and for working capital and general corporate purposes.

The Offering is expected to close on or about September 14, 2020, subject to customary closing conditions, including receipt of all necessary approvals including the approval of the TSX Venture Exchange and the NYSE American.

The Company has filed a registration statement on Form F-10 with the SEC for the Offering to which this communication relates. Before you invest, you should read the registration statement, the Supplements and other documents the Company has filed with the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or on the SEDAR website at www.sedar.com. Alternatively, the Company, any Underwriter or any dealer participating in the Offering will arrange to send you the Supplements or you may request it from Integra at 1050-400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6, telephone (604) 416-0576.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such province, state or jurisdiction.

ON BEHALF OF THE BOARD OF DIRECTORS

George Salamis

President, CEO and Director

CONTACT INFORMATION

Corporate inquiries: ir@integraresources.com

Office phone: 1-604-416-0576

Forward looking and other cautionary statements

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian and U.S. securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussion with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often, but not always using phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to: the filing of the Final Supplement; the completion of the Offering and the use of the net proceeds therefrom; anticipated advancement of mineral properties or programs; future operations; future growth potential of Integra; and future development plans.

These forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business. Management believes that these assumptions are reasonable. Forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include, among others: inability of the Company to satisfy the conditions to closing the Offering; risks related to the speculative nature of the Company's business; the Company's formative stage of development; the impact of COVID-19 on the timing of exploration and development work; the Company's financial position; possible variations in mineralization, grade or recovery rates; actual results of current exploration activities; actual results of reclamation activities; conclusions of future economic evaluations; business integration risks; fluctuations in general macroeconomic conditions; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formation pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties. Such factors are described in detail in the Supplements and the documents incorporated by reference in the Supplements.

Forward-looking statements contained herein are made as of the date of this news release and the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results, except as may be required by applicable securities laws. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements and there may be other factors that cause results not to be anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking information.

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.